Exhibit 99.1

Media Contact:	Investor Contact:
Jaymie Scotto & Associates	Inteliquent
1-866-695-3629	Jim Polson
pr@jaymiescotto.com	1-866-268-4744

FOR IMMEDIATE RELEASE

Inteliquent Announces Second Quarter 2012 Financial Results;

Inteliquent Also Announces Proposed Special One-Time Cash Dividend

Highlights

•	Company announces intention to declare and pay a special one-time cash dividend and approval of discretionary stock repurchase program

•	Company revises downward full year 2012 financial estimates

•	Revenue of $68.3 million during Q2’12 , an increase of 4.9% from $65.1 million in Q2’11

•	Voice billed minutes of 32.8 billion during Q2’12, an increase of 0.9% from 32.5 billion minutes in Q2’11

•	Adjusted EBITDA (a non-GAAP financial measure) of $18.5 million during Q2’12, a decrease of 18.9% from $22.8 million in Q2’11

CHICAGO, August 7, 2012 – Inteliquenttm (NASDAQ: IQNT), a leading provider of global interconnection and interoperability solutions, today announced its financial results for the second quarter ended June 30, 2012.

“Our Board of Directors and management team regularly evaluate our business and operations and review strategic alternatives available to enhance shareholder value,” said Ed Evans, Chief Executive Officer of Inteliquent. “As a result of that review, we are announcing today our intention to declare and pay a special one-time cash dividend and the approval of a discretionary stock repurchase program. In particular, we believe that a special one-time cash dividend is a sensible way for our shareholders to realize the value of our cash flows, while providing us with a new capital structure that allows us to continue to invest in developing and diversifying our product and service offerings on the path to long-term growth and value creation. The payment of a special one-time cash dividend is subject to the final approval of our Board of Directors, as well as market and other conditions.”

Evans continued, “During the second quarter, we registered modest growth across each business segment while maintaining our focus on diversifying our product offerings and capabilities. We continue to make investments to support the expansion of our global network in order to meet the industry’s interconnection and interoperability challenges. Our recently announced strategic alliances in Southeast Asia are an excellent example of how we have expanded our service offerings and global footprint to meet the growing demand for data services in that region.”

Second Quarter Results

Revenue increased 4.9% to $68.3 million for the three months ended June 30, 2012, compared to $65.1 million for the three months ended June 30, 2011. The increase in second quarter 2012 revenue was primarily related to an increase in the number of voice minutes carried over our network as compared to the second quarter of 2011.

Billed minutes increased 0.9% to 32.8 billion minutes for the three months ended June 30, 2012, compared to 32.5 billion minutes for the three months ended June 30, 2011.

Network and facilities expenses for the three months ended June 30, 2012 were $30.0 million, compared to $26.3 million for the three months ended June 30, 2011. This increase was largely due to an increase in our network capacity expenses to accommodate greater traffic volumes. Combined operating expenses consisting of Operations, Sales and Marketing, and General and Administrative expenses were $22.1 million for the three months ended June 30, 2012, compared to $18.8 million for the three months ended June 30, 2011. The increase primarily resulted from higher employee expenses, including additional headcount, and professional fees. The fees associated with the review of strategic alternatives mentioned above totaled $0.9 million during the second quarter.

Depreciation and amortization expense was $7.8 million for the three months ended June 30, 2012, compared to $7.4 million for the three months ended June 30, 2011. Capital expenditures of $5.7 million for the second quarter 2012 include $0.9 million related to Hosted Collaboration Services.

Income from operations for the three months ended June 30, 2012 was $8.4 million, or 12.3% of revenue, compared to $12.6 million for the three months ended June 30, 2011, or 19.4% of revenue.

Pretax income for the three months ended June 30, 2012 was $7.8 million, compared to a pretax income of $12.9 million for the three months ended June 30, 2011.

Income tax expense for the three months ended June 30, 2012 was $4.1 million, compared to $5.8 million for the three months ended June 30, 2011. The effective tax rate for the three months ended June 30, 2012 was approximately 52.4% compared to an effective tax rate of approximately 45.3% for the three months ended June 30, 2011. The increase in our effective income tax rate primarily resulted from certain foreign entity transaction taxes and certain non-cash compensation that were both non-deductible for income tax purposes.

Net income for the three months ended June 30, 2012 was $3.7 million, or $0.12 per diluted share, compared to $7.1 million, or $0.20 per diluted share, for the three months ended June 30, 2011. The decrease in net income was primarily due to increased network expense, employee expenses, professional fees, depreciation and amortization and tax expenses.

Adjusted EBITDA, a non-GAAP financial measure, for the three months ended June 30, 2012 was $18.5 million compared to $22.8 million for the three months ended June 30, 2011. Adjusted EBITDA margin, a non-GAAP financial measure, for the three months ended June 30, 2012 was 27.1%, down from 35.0% for the three months ended June 30, 2011. The decrease in Adjusted EBITDA margin was primarily related to higher network, facilities, employee and professional fees expenses. See “Use of Non-GAAP Financial Measures” below for a discussion of the presentation of Adjusted EBITDA and reconciliation to net income.

Business Outlook for Fiscal Year 2012

Our revised estimates for full year 2012 are based on management’s current belief about business trends, expenses and the macroeconomic and competitive environment.

We now estimate:

•	Revenue for fiscal year 2012 is expected to be between $280 million and $290 million.

•	Revenue breakdown by service for fiscal year 2012 is expected to be approximately:

•	74% Voice

•	21% IP Transit

•	5% Ethernet

•	Adjusted EBITDA, a non-GAAP financial measure, for fiscal year 2012 is expected to be between $74 million and $82 million.

•	Billed voice minutes for fiscal year 2012 are estimated to be between 133 billion minutes and 138 billion minutes.

•	Capital expenditures for fiscal year 2012 are expected to be between $25 million and $30 million.

Proposed Special One-Time Cash Dividend

We plan to declare and pay a special one-time cash dividend in an amount between $4.80 and $5.65 per share, or between approximately $155 million and $180 million in aggregate, during the fall of 2012, subject to market and other conditions. We anticipate funding approximately $80 million of the special cash dividend from our existing cash balance, and approximately $75 million to $100 million from new debt financing. However, there can be no assurance that the special cash dividend will in fact be declared or paid or, if paid, that the amount of the special cash dividend will be within the aforementioned timeframe or amounts. Whether we will declare and pay a special dividend and, if so, the timing, amount and nature of any such dividend, is subject to the approval of our Board of Directors. Such approval will depend upon a variety of factors, several of which are beyond our control, including, but not limited to, our financial results, our financial condition, the availability and arrangement of debt financing on terms that are acceptable to us, our general review of strategic alternatives and general economic conditions.

“Our proposed special one-time cash dividend will distribute a substantial portion of our cash balance that is not required for our day-to-day operations to our shareholders,” said Rob Junkroski, Chief Financial Officer of Inteliquent. “We intend to pay the proposed special dividend while remaining steadfast in our commitment to maintaining a strong balance sheet. We currently have no long-term debt outstanding, and we believe the contemplated amount of new long-term debt represents a judicious level of leverage for our business.”

Please refer to the “Cautions Concerning Forward-Looking Statements” section below for further information regarding the proposed special one-time cash dividend.

Stock Repurchase Program

We also announced today that our Board of Directors has authorized the repurchase of up to $50 million of our outstanding common stock as part of a stock repurchase program. The program will expire in three years. We may repurchase shares through open market, negotiated or block transactions. We do not currently plan to repurchase any stock under the stock repurchase program. We intend to conduct any stock repurchase activities in compliance with the safe harbor provisions of Rule 10b-18 of the Securities Exchange Act of 1934, as amended. The stock repurchase program will be subject to market conditions and does not obligate us to repurchase any dollar amount or number of shares of our common stock, and the program may be extended, modified, suspended or discontinued at any time. As of June 30, 2012, we had approximately 31.8 million shares of our common stock outstanding.

Conference Call & Web Cast

The second quarter conference call will be held on Tuesday, August 7, 2012 at 10:00 a.m. (ET). A live webcast of the conference call as well as a replay will be available online on our corporate web site at www.inteliquent.com. Participants can also access the call by dialing 1-877-941-8631 (within the United States and Canada), or 1-480-629-9644 (international callers). A replay of the call will be available approximately two hours after the call has ended and will be available until 11:59 p.m. (ET) on September 7, 2012. To access the replay, dial 1-800-406-7325 (within the United States and Canada) or 1-303-590-3030 (international callers) and enter the conference ID number: 4555648#.

Cautions Concerning Forward-Looking Statements

This press release contains “forward-looking statements” that involve substantial risks and uncertainties. All statements, other than statements of historical fact, included in this press release regarding the amount and timing of the proposed special one-time cash dividend, if any, discussed above under “Proposed Special One-Time Cash Dividend,” our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “proposed,” “plans,” “intends,” “may,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Factors that might cause such differences include, but are not limited to: our regular review of strategic alternatives; the impact of current and future regulation, including intercarrier compensation reform enacted by the Federal Communications Commission; the effects of competition, including direct connects; the risks associated with our ability to successfully develop and market new services, many of which are beyond our control and all of which could delay or negatively affect our ability to offer or market new services; the risk that our business and the Tinet business will not be integrated successfully;\ technological developments; the ability to obtain and protect intellectual property rights; the impact of current or future litigation; the potential impact of any future acquisitions, mergers or divestitures; natural or man-made disasters; the ability to attract, develop and retain executives and other qualified employees; changes in general economic or market conditions, including currency fluctuations; financing facilities and related availability and terms; changes in our capital structure, including but not limited to the reduction of our cash balance and the substantial incurrence of indebtedness and related interest expense that will occur if we complete the proposed special one-time cash dividend transaction discussed above under “Proposed Special One-Time Cash Dividend;” whether the conditions to the proposed special one-time cash dividend will be satisfied, including but not limited to market conditions and whether we will obtain debt financing under terms and conditions that are acceptable to us; whether the special one-time cash dividend transaction will occur on the terms described in this press release or at all, and the timing of such transaction; and other important factors included in our reports filed with the Securities and Exchange Commission, particularly in the “Risk Factors” section of our Annual Report on Form 10-K for the period ended December 31, 2011, as such Risk Factors may be updated from time to time in subsequent reports. Furthermore, such forward-looking statements speak only as of the date of this press release. We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.

About Inteliquent

Headquartered in Chicago, Inteliquent (operating respectively under the legal names Neutral Tandem, Inc. and Tinet S.p.A. or the name of the applicable affiliate) provides intelligent networking to solve challenging interconnection and interoperability issues on a global scale. With an advanced MPLS network that is highly interconnected to carriers around the world, Inteliquent provides voice, IP Transit, Ethernet and hosted service solutions to major carriers, service providers, and content management firms based in over 80 countries and six continents. With over 120 Ethernet sites worldwide, the company is the largest global Ethernet interconnection provider, a top-five global IP transit provider and has a leading IPv6 network. Please visit Inteliquent’s website at www.inteliquent.com and follow us on Twitter@Inteliquent.

The condensed consolidated statements of income, balance sheets and statements of cash flows are unaudited and subject to reclassification.

NEUTRAL TANDEM, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Revenue	$68,272	$65,090	$138,968	$131,508

Operating expense:
Network and facilities expense(excluding depreciation and amortization)	30,044	26,254	60,559	52,073
Operations	11,428	9,354	22,979	18,773
Sales and marketing	3,978	3,109	8,012	6,468
General and administrative	6,666	6,361	13,404	16,419
Depreciation and amortization	7,795	7,414	15,095	14,520
Gain on disposal of fixed assets	(4)	(6)	(109)	(12)

Total operating expense	59,907	52,486	119,940	108,241

Income from operations	8,365	12,604	19,028	23,267

Other (income) expense
Interest income	(12)	(17)	(15)	(30)
Other (income) expense	(18)	346	(31)	360
Foreign exchange (gain) loss	602	(622)	375	(2,835)

Total other (income) expense	572	(293)	329	(2,055)
Income before income taxes	7,793	12,897	18,699	25,322

Provision for income taxes	4,087	5,845	8,338	10,086

Net income	$3,706	$7,052	$10,361	$15,236

Net income per share:
Basic	$0.12	$0.21	$0.33	$0.45

Diluted	$0.12	$0.20	$0.32	$0.44

Weighted average number of shares outstanding:
Basic	31,791	33,987	31,728	34,119
Diluted	32,178	34,415	32,118	34,555
Total Comprehensive (loss) income	$ (1,591)	$ 8,646	$7,766	$21,593

NEUTRAL TANDEM, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

(Unaudited)

	June 30,	December 31,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$110,199	$90,279
Receivables	41,832	46,991
Deferred income taxes-current	2,968	3,227
Other current assets	10,339	6,655

Total current assets	165,338	147,152
Property and equipment—net	75,599	75,045
Intangible assets-net	26,590	28,644
Goodwill	47,285	48,137
Restricted cash	962	962
Other assets	2,454	2,870

Total assets	$318,228	$302,810

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$12,028	$13,792
Accrued liabilities:
Taxes payable	2,592	2,567
Circuit cost	10,666	8,743
Rent	1,717	1,525
Payroll and related items	5,102	4,366
Other	3,858	2,640

Total current liabilities	35,963	33,633
Other liabilities	1,811	1,693
Deferred income taxes-noncurrent	7,691	7,806

Total liabilities	45,465	43,132
Commitments and contingencies
Shareholders’ equity:
Preferred stock—par value of $.001; 50,000,000 authorized shares; no shares issued and outstanding at June 30, 2012 and December 31, 2011	—	—
Common stock—par value of $.001; 150,000,000 authorized shares; 31,796,487 shares and 31,520,121 shares issued and outstanding at June 30, 2012 and December 31, 2011, respectively	32	32
Additional paid-in capital	190,333	185,014
Less treasury stock, at cost; 3,083,446 at June 30, 2012 and at December 31, 2011	(50,103)	(50,103)
Accumulated other comprehensive loss	(6,941)	(4,346)
Retained earnings	139,442	129,081

Total shareholders’ equity	272,763	259,678

Total liabilities and shareholders’ equity	$318,228	$302,810

NEUTRAL TANDEM, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended
	June 30,
	2012	2011
Cash Flows From Operating Activities:
Net income	$10,361	$15,236
Adjustments to reconcile net cash flows from operating activities:
Depreciation and amortization	15,095	14,520
Deferred income taxes	(13)	(815)
Gain on disposal of fixed assets	(109)	(12)
Non-cash share-based compensation	6,027	9,427
Loss on intercompany foreign exchange transactions	297	—
Excess tax deficiency associated with share-based payments	120	43
Changes in assets and liabilities:
Receivables	4,568	(4,612)
Other current assets	(3,927)	(410)
Other noncurrent assets	120	(2,784)
Accounts payable	(1,366)	(3,086)
Accrued liabilities	4,295	3,099
Noncurrent liabilities	178	272

Net cash flows from operating activities	35,646	30,878

Cash Flows From Investing Activities:
Purchase of equipment	(14,869)	(12,805)
Proceeds from sale of equipment	107	12
Purchase of other investment	—	(500)

Net cash flows from investing activities	(14,762)	(13,293)

Cash Flows From Financing Activities:
Proceeds from the exercise of stock options	69	160
Restricted shares withheld to cover employee taxes paid	(657)	(668)
Excess tax deficiency associated with share-based payments	(120)	(43)
Payments made for repurchase of common stock	—	(50,106)

Net cash flows from financing activities	(708)	(50,657)

Effect of exchange rate changes on cash	(256)	200

Net Increase (Decrease) In Cash And Cash Equivalents	19,920	(32,872)
Cash And Cash Equivalents—Beginning	90,279	106,674

Cash And Cash Equivalents—End	$110,199	$73,802
Supplemental Disclosure of Cash Flow Information:
Cash paid for taxes	$9,536	$9,891
Supplemental Disclosure of Noncash Flow Items:
Investing Activity-Accrued purchased of equipment	$6,514	$4,090

Use of Non-GAAP Financial Measures

In this press release we disclose “Adjusted EBITDA”, which is a non-GAAP financial measure. For purposes of SEC rules, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure, calculated and prepared in accordance with generally accepted accounting principles in the United Sates (GAAP).

EBITDA is defined as net income before (a) interest expense, net (b) income tax expense and (c) depreciation and amortization. Adjusted EBITDA is defined as EBITDA as further adjusted to eliminate non-cash share-based compensation, foreign exchange gain on intercompany loans and the other expense related to stock buyback. We believe that the presentation of Adjusted EBITDA included in this press release provides useful information to investors regarding our results of operations because it assists in analyzing and benchmarking the performance and value of our business. We believe that presenting Adjusted EBITDA facilitates company-to-company operating performance comparisons of companies within the same or similar industries by backing out differences caused by variations in capital structure, taxation and depreciation of facilities and equipment (affecting relative depreciation expense), which may vary for different companies for reasons unrelated to operating performance. These measures provide an assessment of controllable operating expenses and afford management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieve optimal financial performance. They provide an indicator for management to determine if adjustments to current spending decisions are needed. Furthermore, we believe that the presentation of Adjusted EBITDA has economic substance because it provides important insight into our profitability trends, as a component of net income, and allows management and investors to analyze operating results with and without the impact of depreciation and amortization, interest and income tax expense, non-cash share-based compensation, foreign exchange gain on intercompany loans and other expense related to stock buyback. Accordingly, these metrics measure our financial performance based on operational factors that management can impact in the short-term, namely the operational cost structure and expenses of our business. In addition, we believe Adjusted EBITDA is used by securities analysts, investors and other interested parties in evaluating companies, many of which present an EBITDA measure when reporting their results. Although we use Adjusted EBITDA as a financial measure to assess the performance of our business, the use of Adjusted EBITDA is limited because it does not include certain material costs, such as depreciation, amortization and interest and taxes, necessary to operate our business. We disclose the reconciliation between EBITDA and Adjusted EBITDA and net income below to compensate for this limitation. While we use net income as a significant measure of profitability, we also believe that Adjusted EBITDA, when presented along with net income, provides balanced disclosure which, for the reasons set forth above, is useful to investors in evaluating our operating performance and profitability. Adjusted EBITDA included in this press release should be considered in addition to, and not as a substitute for, net income as calculated in accordance with generally accepted accounting principles as a measure of performance.

The following is a reconciliation of net income to EBITDA and Adjusted EBITDA:

NEUTRAL TANDEM, INC. AND SUBSIDIARIES

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures

(Unaudited)

(Dollars in thousands)

	Three Months Ended		Six Months Ended		Twelve Months Ended
	June 30,		June 30,		December 31,
	2012	2011	2012	2011	2012 (1)
Net income	$3,706	$7,052	$10,361	$15,236	$20,000
Interest expense(income), net	(12)	(17)	(15)	(30)	—
Provision for income taxes	4,087	5,845	8,338	10,086	15,000
Depreciation and amortization	7,795	7,414	15,095	14,520	31,000

EBITDA	$15,576	$20,294	$33,779	$39,812	$66,000

Other expenses—stock buyback	—	330	—	330	—
Foreign exchange gain on intercompany loan	—	(677)	—	(2,622)	—
Non-cash share-based compensation	2,911	2,845	6,027	9,427	12,000

Adjusted EBITDA	$18,487	$22,792	$39,806	$46,947	$78,000

(1)	The amounts expressed in this column are based on current estimates as of the date of this press release.

This reconciliation is based on the midpoint of the guidance range announced by the Company.